Exhibit 5.1

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701 www.dlapiper.com

T	512.457.7000
F	512.457.7001

May 12, 2017

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for Connecture, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to (i) 450,493 shares (the “2014 Plan Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to awards granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (ii) 56,311 shares (the “ESPP Shares” and together with the 2014 Plan Shares, the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to awards granted under the Company’s 2014 Employee Stock Purchase Plan (the “ESPP,” and together with the 2014 Plan, the “Plans”).

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares that may be issued under the Plans are duly authorized shares of the Company’s Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the respective Plans, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)